Hannaford Bros. Co.
                                                    145 Pleasant Hill Road
                                                    Scarborough, ME  04074

                     NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 14, 1996

To the Shareholders:

    You are cordially invited to attend the Annual Meeting of Shareholders of HANNAFORD BROS. CO., a Maine corporation, which will be held at the offices of the Company, 145 Pleasant Hill Road, Scarborough, Maine, on Tuesday, May 14, 1996, at 9:30 a.m. The purpose of the Meeting will be to consider and act upon the following:

    1. Election of five Class III Directors to serve until the Annual Meeting of Shareholders in 1999.

    2. Ratification of the appointment of Coopers & Lybrand L.L.P. as independent auditors of the Company for the fiscal year ending December 28, 1996.

    3. Such other business as may properly come before the Meeting and any adjournment thereof.

    The Board of Directors has fixed the close of business on March 19, 1996, as the record date for the determination of shareholders entitled to receive notice of, and vote at, the Meeting and any adjournment thereof.

                                         By order of the Board of Directors


                                                                       Clerk

Scarborough, Maine
April 1, 1996

      WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

                               HANNAFORD BROS. CO.
                              145 Pleasant Hill Road
                              Scarborough, ME  04074
                                  April 1, 1996

                                  PROXY STATEMENT
                          ANNUAL MEETING OF SHAREHOLDERS
                             To Be Held May 14, 1996

    The accompanying proxy is solicited by the Board of Directors of HANNAFORD BROS. CO. (the "Company") for use at the Annual Meeting of Shareholders (the "Meeting") to be held at the offices of the Company, 145 Pleasant Hill Road, Scarborough, Maine, at 9:30 a.m., on Tuesday, May 14, 1996, and any adjournment thereof. When such proxy is properly executed and returned, the shares it represents will be voted at the Meeting in accordance with any directions noted thereon; or in the absence of specific directions as to any proposal, it will be voted in favor of each nominee and proposal identified below. Any shareholder giving a proxy has the power to revoke it at any time before it is voted. A proxy may be revoked by filing a written notice of revocation with an Assistant Secretary of the Company, by submitting a duly executed proxy bearing a later date or by revocation made in person at the Meeting.

    The proxy and this proxy statement are being mailed or delivered to shareholders on or about April 1, 1996.

VOTING SECURITIES OF THE COMPANY

    As of March 19, 1996, there were outstanding and entitled to vote 42,295,329 shares of Common Stock, par value $.75 per share. Each share of Common Stock is entitled to one vote. Only shareholders of record at the close of business on March 19, 1996, will be entitled to vote at the Meeting. Each of the following were beneficial holders of more than 5% of the outstanding Common Stock of the Company at the close of business on March 19, 1996. Unless indicated to the contrary, the persons or parties shown as beneficial holders have the sole power to vote and dispose of the shares shown as owned by them.
                                       AMOUNT AND
                                       NATURE OF
      NAME AND ADDRESS                 BENEFICIAL            PERCENT
    OF BENEFICIAL HOLDER               OWNERSHIP             OF CLASS

Sobey Parties(1)                     10,835,921                25.6
115 King Street
Stellarton, Nova Scotia, Canada B0K 1S0

Sanford C. Bernstein & Co., Inc.(2)   2,142,269                 5.1
One State Street Plaza
New York, New York 10004

(1) The Sobey Parties include Donald R. Sobey, David F. Sobey, Empire Company Limited, E.C.L. Investments Limited, the Pension Plan for Employees of Sobeys Inc., the Deferred Profit Sharing Plan for Eligible Employees of Sobeys Inc. and Pauljan Limited. The information regarding the ownership of the Sobey Parties is given in reliance on information contained in the Sobey Parties' latest Form 4 filing made on or about January 31, 1996 with the Securities and Exchange Commission.

(2) Sanford C. Bernstein & Co., Inc. is a broker-dealer. The shares are held for the account of discretionary clients who have the right to receive dividends from, and the proceeds of, any sale of these shares and the right to determine the voting of such shares. The information regarding the ownership by Sanford C. Bernstein & Co., Inc. is given in reliance on an amended Schedule 13G filed on or about February 7, 1996 by Sanford C. Bernstein & Co., Inc. with the Securities and Exchange Commission.

    The following table sets forth the beneficial ownership of Common Stock by each Director, each other nominee for election as a Director, the other executive officers named in the Summary Compensation Table on page 7, and all Directors and executive officers of the Company as a group, at the close of business on March 19, 1996. Except as otherwise indicated, each person owns less than 1% of the outstanding Common Stock.

                                         SHARES OF
                                        COMMON STOCK             PERCENT OF
         NAME                        BENEFICIALLY OWNED            CLASS
Directors/Nominees

    Bruce G. Allbright                      2,000

    William A. Andres                       2,000

    Robert D. Bolinder                     10,000

    Laurel Cutler                           1,000

    William T. End                          3,000

    Hugh G. Farrington                    285,019(1)

    James W. Gogan                         21,600

    Richard K. Lochridge                    3,000

    Renee M. Love                               0

    Claudine B. Malone                      1,650

    James L. Moody, Jr.                   263,867(2)

    Dr. Walter J. Salmon                  135,790(3)

    David F. Sobey                     10,835,921(4)                25.6

    Robert L. Strickland                    3,000

Other Named Executive Officers

    James J. Jermann                       47,763(5)

    Blythe J. McGarvie                      1,147

    Larry A. Plotkin                       63,755(6)

All Executive Officers and Directors
   as a Group                           11,795,661(7)               27.9

 (1) Includes 1,430 shares owned by Mr. Farrington's wife. Also includes 77,326 shares that Mr. Farrington has the right to acquire within 60 days by exercise of stock options.

 (2) Includes 30,240 shares owned by Mr. Moody's wife. Also includes 66,694 shares that Mr. Moody has the right to acquire within 60 days by exercise of stock options.

 (3) Includes 1,800 shares owned by Dr. Salmon's wife.

 (4) David F. Sobey, because of business and family relationships, may be deemed to be the beneficial owner of some or all of 10,835,921 shares of Hannaford Common Stock held by the Sobey Parties. David F. Sobey expressly disclaims beneficial ownership of all except 36,110 of said shares (See "Voting Securities of the Company," Page 1).

 (5) Includes 2,361 shares owned by Mr. Jermann's wife. Also includes 25,903 shares that Mr. Jermann has the right to acquire within 60 days by exercise of stock options.

 (6) Includes 326 shares owned by Mr. Plotkin's children. Also includes 26,641 shares that Mr. Plotkin has the right to acquire within 60 days by exercise of stock options.

 (7) Includes 36,157 shares held by immediate family members. Also includes 274,295 shares acquirable within 60 days by exercise of stock options.

                            ELECTION OF DIRECTORS

     The Articles of Incorporation of the Company provide for a Board of Directors of not fewer than seven nor more than eighteen members, as from time to time may be determined by resolution of the shareholders or the Directors. The Board of Directors is divided into three classes, each such class having a three-year term of office with the term of office of one such class expiring at the Annual Meeting of Shareholders each year. The term of the Class III Directors expires at the upcoming Meeting.

     The nominees for election as Class III Directors at this Meeting are Robert D. Bolinder, Laurel Cutler, Richard K. Lochridge and James L. Moody, Jr., all of whom are the current Class III Directors, and Renee M. Love, who has not previously served as a Director of the Company.

     Ms. Cutler, Ms. Love and Messrs. Bolinder, Lochridge and Moody have consented to serve as Directors if elected. Should any nominee become unavailable for election (which is not presently anticipated), the discretionary authority provided in the proxy may be exercised to vote for a substitute. No proxy may be voted for more than five nominees for Class III Directors. Candidates receiving the greatest number of votes cast will be elected to the Board. (Abstentions and broker non-votes will not affect the tally of votes cast in the election. A "non-vote" occurs when a broker or other fiduciary, holding shares for a beneficial owner, votes on one proposal but lacks authority from such owner to vote on another proposal.)

     The following table sets forth for each Director or other nominee, his or her name, principal occupations or employment for at least the past five years, class of directorship, age on March 19, 1996 and year first elected a Director.

                          PRINCIPAL OCCUPATION                       DIRECTOR
       NAME                   OR EMPLOYMENT                     AGE    SINCE

CLASS I (TERM EXPIRES AT THE 1997 ANNUAL MEETING)

Bruce G. Allbright(1)     Retired President, Dayton Hudson      67     1991
                          Corporation, Minneapolis, Minnesota

William A. Andres (2)     Retired Chairman of the Board and     69     1986
                          Chief Executive Officer, Dayton
                          Hudson Corporation, Minneapolis,
                          Minnesota

William T. End(3)         Managing Director, The Cornerstone    48     1995
                          Group, Freeport, Maine; Former Chief
                          Executive Officer, Lands' End, Inc.,
                          1992 to 1995; Executive Vice President,
                          L.L. Bean, Inc., 1979 to 1992.

James W. Gogan (4)        President and Chief Executive         57     1988
                          Officer, Empire Company Limited,
                          Stellarton, Nova Scotia (Holding
                          Company)

Claudine B. Malone(5)     President, Financial & Management      59     1991
                          Consulting, Inc., McLean, Virginia

CLASS II (TERM EXPIRES AT THE 1998 ANNUAL MEETING)

Hugh G. Farrington(6)     Chief Executive Officer since          51     1981
                          May 1992; President since 1984;
                          Executive Vice President
                          1981 to 1984; Senior Vice
                          President 1980 to 1981; Vice
                          President 1977 to 1980

Dr. Walter J. Salmon      Stanley Roth, Sr., Professor           65     1964
(7)                       of Retailing, Graduate
                          School of Business Administration,
                          Harvard University, Boston,
                          Massachusetts

David F. Sobey(8)         Chairman and Chief Executive           65     1981
                          Officer, Sobeys Inc., Stellarton,
                          Nova Scotia (Food Retailer)

Robert L. Strickland(9)   Chairman of the Board, Lowe's          65     1994
                          Companies, Inc., Winston-Salem,
                          North Carolina

CLASS III (TERM EXPIRES AT THIS ANNUAL MEETING)

Robert D. Bolinder(10)    Executive Vice President,              64     1984
                          Smith's Food and Drug Centers,
                          Inc., Salt Lake City, Utah;
                          President, Robert D. Bolinder
                          Associates, Management Consultants;
                          formerly Chief Financial and Administra-tive Officer and Vice Chairman of the Board, Albertson's, Inc., Boise, Idaho

Laurel Cutler(11)         Vice-Chairman and Global Director      69     1993
                          of Marketing Planning of FCB/Leber
                          Katz Partners, New York, New York

Richard K. Lochridge(12)  President, Lochridge & Company, Inc.   52     1993
                          (Management Consulting), Boston,
                          Massachusetts

Renee M. Love             Chairman and Chief Executive Officer,  50      --
(nominee for election)    Omega Group, Inc. (Marketing consulting),
                          Bryn Mawr, Pennsylvania

James L. Moody, Jr. (13)  Chairman of the Board since 1984;      64     1967
                          Chief Executive Officer from 1973 to
                          May 1992; President 1971 to 1984

 (1) Mr. Allbright is a member of the Human Resources Committee of the Board. He is also a Director of TCF Financial; G & K Services; and Noma Industries Ltd.
 (2) Mr. Andres is Chairperson of the Human Resources and Corporate Governance Committees of the Board. He is also a member of the Executive Committee of the Board. He is also a Director of Jostens, Inc. and Lowe's Companies, Inc.
 (3) Mr. End is a member of the Human Resources Committee of the Board. He is also a Director of Gander Mountain, Inc. Prior to rejoining the Board in 1995, Mr. End served as a Hannaford Director from 1983 to 1993.
 (4) Mr. Gogan is a member of the Audit and Finance Committees of the Board. He is also a Director of Empire Company Limited and Wajax Limited.
 (5) Ms. Malone is Chairperson of the Audit Committee of the Board and a member of the Corporate Governance Committee of the Board. She is also a Director of Hasbro, Inc.; Houghton Mifflin Company; The Limited, Inc.; Union Pacific Resources; Dell Computer Corporation; Lowe's Companies, Inc.; Lafarge Corporation; Mallinckrodt Group; Penn Mutual Life Insurance Co.; and SAIC. She is a Trustee of the Massachusetts Institute of Technology and is Chairman of the Federal Reserve Bank of Richmond.
 (6) Mr. Farrington is a member of the Executive Committee of the Board.
 (7) Dr. Salmon is Chairperson of the Executive Committee of the Board and a member of the Finance and Corporate Governance Committees of the Board. He is also a Director of Luby's Cafeterias, Inc.; Circuit City, Inc.; The Neiman Marcus Group, Inc.; The Quaker Oats Company; and Harrah's Entertainment, Inc.
 (8) Mr. Sobey is a member of the Executive Committee of the Board. He is also a Director of Atlantic Shopping Centres Limited; Dominion Textile Inc.; Empire Company Limited; Univa; Sobeys Inc.; T.R.A. Foods Limited; CHC Helicopter Corporation; Lumsden Brothers Limited; and Versa Services Limited.
 (9) Mr. Strickland is a member of the Audit Committee of the Board. He is also a Director of Lowe's Companies, Inc. and T. Rowe Price Associates, Inc.
(10) Mr. Bolinder is Chairperson of the Finance Committee and a member of the Corporate Governance Committee of the Board. He is also a Director of Idaho Power Company and Smith's Food and Drug Centers, Inc.
(11) Ms. Cutler is a member of the Audit Committee of the Board. She is also a Director FCB/Leber Katz Partners; True North Communications, Inc.; and Quaker State Corp.
(12) Mr. Lochridge is a member of the Finance and Human Resources Committees of the Board. He is also a Director of Dynatech Corporation.
(13) Mr. Moody is a member of the Executive Committee of the Board. He is also a Director of Penobscot Shoe Co.; Staples, Inc.; UNUM Corporation; IDEXX Laboratories, Inc.; and a Trustee of the Colonial Group of Mutual Funds.

                      INFORMATION CONCERNING THE BOARD OF
                        DIRECTORS AND BOARD COMMITTEES


MEETINGS

    During 1995 the Board of Directors of the Company held eight meetings. Each Director attended 75% or more of the total Board and Committee meetings he or she was eligible to attend in 1995, except William A. Andres who attended 67%.

COMMITTEES

    The Company has an Audit Committee, Human Resources Committee, Finance Committee, Corporate Governance Committee and an Executive Committee elected by the Board of Directors from its members.

    The Audit Committee is made up of non-management members of the Board. Its function is to oversee the work of the Company's internal and external auditors and to assure the existence of an effective accounting and internal control system. The Committee met on five occasions during 1995.

    The Human Resources Committee is also made up of non-management members of the Board. It reviews the compensation of the Directors and senior executives and makes recommendations to the Board with regard to proposed changes in compensation programs and, in certain instances, has the authority to directly amend various benefit plans. The Human Resources Committee has broad discretion over the administration of various compensation plans of the Company. The Human Resources Committee met on four occasions during 1995.

    The Corporate Governance Committee is made up of non-management members of the Board. It is responsible for the conduct of the Board and for the nomination of new Directors. It will consider recommendations from shareholders for future nominees for Directorships. Consideration of an individual recommended will be made on the basis of his or her qualifications and the long-range objectives of the Company. See "Shareholder Proposals" at page 17 below for a description of procedures by which a shareholder may nominate one or more candidates for election to the Board. The Corporate Governance Committee met on four occasions during 1995.

    The Finance Committee is made up of non-management members of the Board. It serves as the named fiduciary responsible for the investment of assets of the Company's Retirement Plan and Savings and Investment Plans and makes recommendations to the Board with respect to financial structure, dividend policy and related matters. The Committee met on four occasions during 1995.

    The Executive Committee consists of management and non-management members of the Board. Its primary function is to act on behalf of the Board at times when it is impractical to call a special meeting of the entire Board. The powers of the Executive Committee are limited by the Bylaws of the Company and by applicable Maine law. For example, the Committee is not permitted to amend the Articles of Incorporation or Bylaws of the Company or to adopt any plan of merger or consolidation on behalf of the Board. Pursuant to an amended Standstill Agreement, the Sobey Parties are entitled to designate one member of the Executive Committee. See "Agreement with Sobey Parties," page 16. The Committee did not meet during 1995.

DIRECTORS' COMPENSATION

    Each non-management Director is paid an annual retainer of $20,000 for services as a Director. Non-management Directors (other than Dr. Walter J. Salmon) receive fees of $1,000 for each Board meeting attended and $1,000 for each committee meeting attended. Committee Chairpersons receive an additional annual retainer of $2,500 for such services. James L. Moody, Jr. has a compensation arrangement with the Company that covers, among other things, his Board-related activities. See page 11 below. Hugh G. Farrington (the only management member of the Board other than Mr. Moody) receives no additional compensation for his services as a Director. All Directors are reimbursed for any out-of-pocket expenses incurred in attending Board and committee meetings.

    In addition to his annual retainer of $20,000 and his $2,500 annual retainer as Chairperson of the Executive Committee, Dr. Salmon receives $30,000 per year, which covers his Board and committee meeting attendance fees and additional consulting services.

    In 1991 the Company's shareholders approved the adoption of a Retirement Plan for Outside Directors, which offers non-management Directors a potential source of retirement income tied to the long-term performance of the Company as measured by the price of its Common Stock.

    Under that Plan, each non-management Director is credited annually with a specified number of "performance shares," whose value will be determined over a five-year "performance period." (In the event that a Director retires from the Board of Directors before age 70, other than in the case of death or disability, the performance period for each outstanding award will terminate at the end of the fiscal year in which the Director retires.) At the end of the performance period for a given award, the number of performance shares is multiplied by the increase (if any) in the trading price of the Common Stock over such period. The resulting figure (in dollars) is then credited to a deferral account for the Director, where it is treated as if it were invested in Common Stock of the Company (receiving adjustment for dividends paid on such stock and changes in the trading price of the stock). The following Directors hold the number of common stock equivalents indicated: Mr. Andres, 1,423; Mr. Bolinder, 1,423; Mr. End, 1,034; Mr. Gogan, 1,254; Dr. Salmon,
1,931; and Mr. Sobey, 1,592.

    Generally, amounts credited to a Director's deferral account will be paid to her or him in a lump sum or in monthly installments over a period not to exceed 10 years. Payments may not begin until the Director retires from the Board or reaches age 70, whichever is later. All payments from the Plan are made in cash.

   In 1995 each non-management Director received an award under the Plan equal to 1,600 performance shares. The total performance shares presently held by the non-management Directors are as follows: Mr. Allbright, 8,200; Mr. Andres, 8,200; Mr. Bolinder, 8,200; Ms. Cutler, 5,000; Mr. End, 1,700; Mr.
Gogan, 8,200; Mr. Lochridge, 5,000; Ms. Malone, 8,200; Dr. Salmon, 8,200; Mr. Sobey 8,200; and Mr. Strickland, 3,300. As described above, the ultimate value of the performance shares will vary depending upon the future market price of the Company's Common Stock.

   Effective January 1, 1996, these performance share provisions have been incorporated, essentially without change, into the Stock Ownership Plan for Outside Directors that was approved by the Company's shareholders in 1995. Under the Plan, non-management Directors may also receive stock options in lieu of their annual retainers or may defer their compensation, as described below.

   STOCK OPTIONS. Each non-management Director may elect to receive his or her annual retainer in the form of a stock option rather than cash. This election must be made by the Director before January 1 of the relevant year, and cannot be made for less than the entire annual retainer for that year. If so elected, the stock option is granted as of the first trading day of the new year. The option entitles the Director to purchase Common Stock at an exercise price per share equal to 100% of the closing price of Hannaford stock on the New York Stock Exchange as of the grant date. The number of shares covered by the option is set by formula, and equals (i) three times the annual retainer, divided by (ii) the closing price per share of the Common Stock on the grant date. The exercise price is payable in cash or previously owned stock (or any combination thereof) at the time of exercise. The option becomes exercisable one year after the date of grant, but will be forfeited if for any reason (other than a "change in control event" as defined) the Director's service on the Board terminates before December 31 of that year. (If the option is forfeited, the Director will receive a cash payment for the portion of the annual retainer earned through the termination date.) Each option will expire ten years from the date of grant if not exercised.

   DEFERRAL OF COMPENSATION. Each non-management Director may at any time (but not more frequently than once a year) elect to defer receipt of any director compensation (i.e., annual retainer, meeting fees, committee chairperson fees, and consulting fees) that would otherwise be paid to him or her in cash. The deferral period expires upon termination of the Director's service on the Board. The Director must elect at the outset whether the compensation deferred is ultimately to be paid in stock or in cash.

       STOCK DEFERRAL. Whenever the Director would otherwise receive payment of compensation, the Company will credit to his or her account that number of stock units which equals (i) the amount deferred, divided by (ii) the closing price per share of the Common Stock on the deferral date. Payout of the deferred amounts will be made in the form of Common Stock (plus a cash payment equal to the amount of dividends that would have been paid on such stock over the deferral period).

       CASH DEFERRAL. Whenever the Director would otherwise receive payment of compensation, the Company will credit the payment amount to the Director's account and will thereafter credit the account with interest at the rate paid on five-year Treasury notes. This cash deferral feature of the Plan is virtually identical to a cash deferral arrangement that has been available to non-management Directors for many years.

   The Company has established stock ownership guidelines for Directors. The guidelines encourage each Director to acquire and maintain an interest in Hannaford stock having a value of at least five times the annual retainer. Stock options acquired under the Stock Ownership Plan will be counted toward this target. The guidelines and the Stock Ownership Plan are intended to further align the interests of the Directors and shareholders. For a description of stock ownership of the Directors, see the table and accompanying notes on page 2 above.

                                   COMPENSATION OF EXECUTIVE OFFICERS
                                       SUMMARY COMPENSATION TABLE

The following table provides information concerning compensation paid to the named executive officers for the past three years.
                                                                           Long Term
                                                                          Compensation
                                          Annual Compensation        Awards     Payouts
Name and                                                           Securities    LTIP       All Other
Principal                                Salary         Bonus      Underlying  Payouts(1) Compensation(2)
Position                     Year         ($)            ($)       Options (#)    ($)          ($)
HUGH G. FARRINGTON           1995        375,000       188,287       31,543      134,290      4,308
 President and               1994        355,000       187,387       36,937            0      4,159
 Chief Executive Officer     1993        338,000       253,500       15,640      176,892      4,682

JAMES L. MOODY, JR.          1995        259,500       130,295       21,828       96,235      3,441
 Chairman of the Board       1994        245,700       129,693       25,565            0      3,338
                             1993        234,000       175,500       10,652      194,080      3,932

LARRY A. PLOTKIN             1995        181,600        91,181        7,353       34,857      2,863
 Senior Vice President,      1994        174,600        92,163        8,745            0      2,805
 Corporate Development       1993        167,900        67,160        4,360       44,892      2,992

JAMES J. JERMANN             1995        175,000        87,867        7,086       32,996      2,151
 Senior Vice President,      1994        168,100        88,732        8,419            0      2,032
 Merchandising               1993        155,000        62,000        4,944       41,360      2,236

BLYTHE J. MCGARVIE           1995        167,981        84,488       13,766        8,027          0
 Senior Vice President and   1994         15,866         8,375            0            0          0
 Chief Financial Officer(3)  1993              0             0            0            0          0

(1)  Reflects payouts under the LONG TERM INCENTIVE PLAN for the three-year award period ending in the stated year.
(2)  Reflects Company matching contributions allocated to each officer's account under the SAVINGS AND
     INVESTMENT PLAN.
(3)  Mrs. McGarvie joined the Company on November 14, 1994.
/TABLE

                                    OPTION GRANTS IN LAST FISCAL YEAR


The following table provides information on option grants to the named executive officers during the past year.  No stock appreciation rights ("SARs") were granted during this period.

                                        Individual Grants(1)

                        Number of
                        Securities     % of Total
                        Underlying      Options
                         Options       Granted to     Exercise or                     Grant Date
                         Granted      Employees in    Base Price     Expiration        Present
       Name                (#)        Fiscal year      ($/Share)        Date           Value(2)
Hugh G. Farrington        31,543          7.2%           26.75        05/23/05         $312,591

James L. Moody, Jr.       21,828          5.0%           26.75        05/23/05          216,315

Larry A. Plotkin           7,353          1.7%           26.75        05/23/05           72,868

James J. Jermann           7,086          1.6%           26.75        05/23/05           70,222

Blythe J. McGarvie        13,766          3.2%           26.75        05/23/05          136,421


(1)  All options were granted under the 1988 STOCK PLAN at 100% of market price at the date of grant.
     All options are fully exercisable two years after grant (with half becoming exercisable one year after grant).  The exercise price may be paid in cash or by surrender of currently owned Common
     Stock (valued at 100% of market price).  Payment in shares entitles the holder to a "reload" option for that number of shares.  The reload option has an exercise price equal to 100% of market price at the date of grant, generally becomes exercisable one year after grant, and carries the same expiration date as the original option.
(2)  Computed under the Black-Scholes method based on a ten-year option term and assuming an interest rate of 6.61%, annual dividend yield of 1.6% and volatility of .1877%.

                           AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                                      FISCAL YEAR-END OPTION VALUES


The following table provides information on option exercises by the named executive officers during the past year and the value of such officers' unexercised options at December 30, 1995, the last day of the Company's fiscal year.  No SARs were outstanding during this period.


                                                        NUMBER OF                  VALUE OF
                                                   SECURITIES UNDERLYING         UNEXERCISED
                                        VALUE      UNEXERCISED OPTIONS          IN-THE-MONEY
                  SHARES ACQUIRED ON  REALIZED        AT FY-END (#)         OPTIONS AT FY-END (2)($)
      NAME           EXERCISE (#)      (1)($)  EXERCISABLE  UNEXERCISABLE  EXERCISABLE UNEXERCISABLE
Hugh G. Farrington           0               0    77,326        50,011        286,775      55,404
James L. Moody, Jr.     22,964         247,207    66,694        34,610        233,925      38,346
Larry A. Plotkin         4,908          68,865    26,641        11,725        125,453      13,116
James J. Jermann             0               0    24,550        11,295         98,003      12,627
Blythe J. McGarvie           0               0         0        13,766              0           0

(1) Amounts in this column reflect the closing market price of the Company's Common Stock at the date of exercise, minus the exercise price of the option.
(2) Amounts in this column reflect the closing market price of the Company's Common Stock on December 29,
    1995 ($24.625), minus the exercise price of the option.  All options were granted at 100% of market price on the date of grant.  The term "in-the-money" refers to options having an exercise price less than the relevant market price.

/TABLE

                          LONG TERM INCENTIVE PLAN - AWARDS IN LAST FISCAL YEAR

The following table provides information on long term incentive awards granted during 1995 to the named executive officers.
All awards were granted under the 1993 LONG TERM INCENTIVE PLAN and cover the three-year performance period beginning in 1995.

                                                                  ESTIMATED FUTURE PAYOUTS
                    NUMBER OF SHARES,    PERFORMANCE OR      UNDER NON-STOCK PRICE-BASED PLANS
                     UNITS OR OTHER       OTHER PERIOD
                      RIGHTS(1)(#)           UNTIL       THRESHOLD(2)    TARGET(2)     MAXIMUM(2)
                                         MATURATION OR       ($)            ($)           ($)
                                            PAYOUT
Hugh G. Farrington    16.67% of Cash         Fiscal           0            290,270       435,406
                     Compensation for       1995-1997
                     the Next 3 Years

James L. Moody, Jr.   16.67% of Cash         Fiscal           0            261,593       392,389
                     Compensation for       1995-1997
                     the Next 3 Years

Larry A. Plotkin        8% of Cash           Fiscal           0             67,572       101,359
                     Compensation for       1995-1997
                     the Next 3 Years

James J. Jermann        8% of Cash           Fiscal           0             64,899        97,349
                     Compensation for       1995-1997
                     the Next 3 Years

Blythe J. McGarvie      8% of Cash           Fiscal           0             56,782        85,172
                     Compensation for       1995-1997
                     the Next 3 Years

(1) The Plan provides for a "basic award" equal to a specified percentage of the executive officer's salary and annual incentive compensation over a three-year award period.  The "actual award" subject to payout is generally determined by multiplying the basic award by a fraction, the numerator of which is the difference between the actual after-tax cumulative earnings per share over the three-
    year period and the low performance goal for that period, and the denominator of which is the difference between the high and low cumulative earnings per share goals set by the Human Resources
    Committee at the start of the period.  The committee may decrease an executive officer's payout if they determine his or her performance to be inconsistent with the amount of the award.
(2) "Threshold" and "Target" refer, respectively, to the low and high performance goals for the three-
    year period beginning in 1995.  Subject to possible adjustment by the Human Resources Committee as described above, (i) there will be no payout if earnings per share do not exceed the low goal, (ii)
    the target payout will equal 100% of the basic award if earnings per share equal the high goal, (iii)
    the payout will be a prorated amount of the target if earnings per share fall between the high and low goals, and (iv) the payout will similarly be prorated (though not to exceed 150% of the basic award) if earnings per share exceed the high goal.  Since the actual award is a function of future compensation paid over three years, the amount of a potential award cannot presently be accurately determined.  The amounts set forth under Target and Maximum are for illustrative purposes only and are computed on the assumptions that (i) cash compensation for each officer during the award period increases by 4% per year and (ii) the Company meets or exceeds the high performance goal.

                       PENSION PLAN TABLES

    The following tables set forth aggregate estimated annual benefits payable upon retirement to employees under the RETIREMENT PLAN and the SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN, assuming various salary levels and various years of service. Table I reflects benefits computed on the basis of a defined benefit covered compensation formula adopted in 1992 but effective as of January 1, 1989. Table II reflects benefits computed on the basis of the defined benefit social security offset formula in effect before that date. Only executives who had reached age 50 by May 14, 1992 and who met certain other conditions as of that date are entitled to benefits under the prior formula. The benefits of Messrs. Farrington, Plotkin, Jermann and Mrs. McGarvie would be computed under Table I, and the benefits of Mr. Moody would be computed under Table II.

          Table I:  Defined Benefit Covered Compensation Formula

                                     YEARS OF SERVICE

REMUNERATION        15       20       25       30       35       40       45

  50,000         9,306   12,408   15,510   18,612   18,612   18,612   18,612
 100,000        20,556   27,408   34,260   41,112   41,112   41,112   41,112
 150,000        31,806   42,408   53,010   63,612   63,612   63,612   63,612
 200,000        43,056   57,408   71,760   86,112   86,112   86,112   86,112
 250,000        54,306   72,408   90,510  108,612  108,612  108,612  108,612
 300,000        65,556   87,408  109,260  131,112  131,112  131,112  131,112
 350,000        76,806  102,408  128,010  153,612  153,612  153,612  153,612
 400,000        88,056  117,408  146,760  176,112  176,112  176,112  176,112
 450,000        99,036  132,408  165,510  198,612  198,612  198,612  198,612
 500,000       110,556  147,408  184,260  221,112  221,112  221,112  221,112




          Table II:  Defined Benefit Social Security Offset Formula

                                     YEARS OF SERVICE

REMUNERATION        15       20      25       30       35       40       45

  50,000         8,903   11,871  14,838   17,806   17,806   20,000   22,500
 100,000        21,403   28,537  35,672   42,806   42,806   46,648   51,648
 150,000        33,903   45,204  56,505   67,806   67,806   74,148   81,648
 200,000        46,403   61,871  77,338   92,806   92,806  101,648  111,648
 250,000        58,903   78,537  98,172  117,806  117,806  129,148  141,648
 300,000        71,403   95,204 119,005  142,806  142,806  156,648  171,648
 350,000        83,903  111,871 139,838  167,806  167,806  184,148  201,648
 400,000        96,403  128,537 160,672  192,806  192,806  211,648  231,648

    Benefits under either Table are calculated on the basis of (i) the participant's years of service (as defined) and (ii) his or her annual compensation averaged over the 60 months preceding his or her retirement date. (As described at page 11 below, Mr. Moody's benefits are subject to further adjustment under agreements with the Company.) For the named executive officers, covered compensation excludes incentive compensation and is substantially identical to compensation reflected in the "Salary" column of the Summary Compensation Table. The present years of service for the named executive officers are as follows: Mr. Farrington 27 years, Mr. Moody 37 years, Mr. Jermann 18 years, Mr. Plotkin 24 years and Mrs. McGarvie 1 year.

    Benefits shown in Table I are based on the assumption that payments are made in the form of a straight life annuity. Benefits shown in Table II assume that payments are made in the form of a life annuity with 60 monthly payments guaranteed. For the named executive officers (and other participants in the Supplemental Plan), the listed benefits are not subject to deduction for Social Security or other offset amounts.

                    OTHER CONTRACTS WITH EXECUTIVE OFFICERS

    Set forth below is a summary of other employment-related contracts with the executive officers named in the Summary Compensation Table.

EMPLOYMENT CONTINUITY AGREEMENTS

    The Company has Employment Continuity Agreements with each of the named executive officers.

    The Agreements for Messrs. Moody and Farrington are similar. If within 12 months following a change in control, the Company terminates the employment of Mr. Moody or Mr. Farrington, other than for good cause (as defined in the agreement), or Mr. Moody or Mr. Farrington voluntarily terminates employment for good reason (as defined), he is entitled to a cash payment equal to (i) 300% of his annual base salary in effect on the date of the change in control, and (ii) 300% of the award he would have received for the year in which such termination occurs, pursuant to the HANNAFORD BROS. CO. ANNUAL INCENTIVE PLAN, assuming for such year that actual profit will equal budgeted profit (as those terms are defined in the plan). In addition, each is entitled to continued participation in the Company's insurance and certain employee benefit plans (excluding the RETIREMENT PLAN and the SAVINGS AND INVESTMENT PLAN) for a period of 36 months following termination of employment. Further, upon such termination, each is entitled to exercise, in full, all options granted under the Company's 1985 INCENTIVE STOCK OPTION PLAN, and to acceleration of payments under the DEFERRED COMPENSATION PLAN. Upon such termination, each is also entitled to such benefits and rights as are provided under the Company's 1988 STOCK PLAN, 1993 LONG TERM INCENTIVE PLAN and SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN. For purposes of calculating any benefit payable with respect to either under the SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN, the number of his years of service is increased by three. In the event either voluntarily terminates his employment without good reason (as defined) within six months following a change in control, he is entitled to receive the benefits described above, adjusted as follows: (i) the amount of the cash payment is reduced to 200% of annual base salary and 200% of the ANNUAL INCENTIVE PLAN award, (ii) participation in the Company's insurance and certain employee benefit plans is continued for a period of 24 months following termination, and (iii) the number of years of service under the SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN is increased by two. The foregoing benefits with respect to Mr. Moody have been supplemented somewhat under a certain agreement dated February 11, 1991, which is described below.

    For the other named executive officers, if within 12 months following a change in control, the Company terminates the employment of the officer, other than for good cause (as defined), or the officer voluntarily terminates employment for good reason (as defined), such officer is entitled to a cash payment, within thirty days of such termination, equal to (i) 200% of his annual base salary in effect on the date of the change in control, and (ii) 200% of the unadjusted basic award he or she would have received for the year in which such termination occurs, pursuant to the HANNAFORD BROS. CO. ANNUAL INCENTIVE PLAN, assuming for such year that actual profit will equal budgeted profit (as those terms are defined in the plan). In addition, such officer is entitled to continued participation in the Company's insurance and certain employee benefit plans (excluding the RETIREMENT PLAN and the SAVINGS AND INVESTMENT PLAN) for a period of 24 months following termination of employment. Further, upon such termination, such officer is entitled to the same exercise of options and acceleration of payments and awards as are provided under the agreements for Messrs. Moody and Farrington. Upon such termination, such officer is also entitled to such benefits and rights as are provided under the SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN. For purposes of calculating any benefit payable with respect to such officer under the SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN, the number of his years of service is increased by two. In the event the officer voluntarily terminates employment without good reason (as defined) within six months following a change in control, such officer is entitled to receive the benefits described above, adjusted as follows: (i) the amount of the cash payment is reduced to 100% of the officer's annual base salary and 100% of the ANNUAL INCENTIVE PLAN award,
(ii) participation in the Company's insurance and certain employee benefit plans is continued for a period of 12 months following termination, and (iii) the number of years of service under the SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN is increased by one.

    Under these agreements, a "change in control" is defined to include (i) the acquisition of 27% or more of the Company's voting stock by any party,
(ii) Hannaford ceasing to be a publicly-held company, (iii) the number of outside directors constituting less than a majority of the Board of Directors within any 25-month period, (iv) the Company's shareholders approving any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Common

Stock would be converted into cash, securities or other property (other than a merger or consolidation in which the holders of Common Stock immediately prior to the merger or consolidation have substantially the same proportionate ownership and voting control of the surviving corporation immediately after the merger or consolidation), or (v) the Company's shareholders approving any sale, lease, exchange, liquidation or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company. The agreements prohibit the payment of an amount that would cause any portion of the amounts payable under the agreements to be non-deductible under Section 280G of the Internal Revenue Code.

    The Board of Directors has authorized the creation of a separate trust to secure the payment of benefits under the Employment Continuity Agreements and the SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN in the event that the Company were to undergo a change in control. Upon the occurrence of an event deemed to be a change in control (as described above), the Company will be required to place sufficient assets in the trust to cover its payment obligations under such Agreements and such Plan. These trust assets will, however, remain subject to the claims of other creditors of the Company. If and to the extent that trust assets are insufficient to meet the Company's obligations under the Employment Continuity Agreements and the SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN, the Company will be required to pay such benefits from its general assets.

    If within 12 months following a change in control, the Company were to terminate the employment of Messrs. Moody, Farrington, Jermann, Plotkin or Mrs. McGarvie, other than for good cause (as defined), or if any of Messrs. Moody, Farrington, Jermann, Plotkin or Mrs. McGarvie voluntarily terminate employment with good reason (as defined), the Employment Continuity Agreements would provide for cash severance payments of $1,245,600, $1,800,000, $819,000, $850,500 and $832,500, respectively, based on the current annual base salaries and basic awards for each of those executive officers.

AGREEMENT WITH MR. MOODY

    Pursuant to an Agreement dated as of February 11, 1991, Mr. Moody agreed that when he ceased to serve in the capacity of Chief Executive Officer of the Company, which took place on May 14, 1992, he (i) would remain employed with the Company on a reduced schedule through the date of the Annual Shareholders Meeting in 1997, and (ii) would not accept employment with, or otherwise provide services to, any entity that the Board of Directors determines to be in competition with the Company in its existing trading areas. The Agreement provides that during this period, Mr. Moody would receive salary at the initial base rate of $225,000 per year (as compared to his salary of $336,000 per year immediately prior to the transition), subject to later adjustment consistent with adjustments to the salaries of other corporate officers of the Company. Solely for purposes of the SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN, Mr. Moody is credited with additional salary equal to the difference between
(i) his actual salary multiplied by the fraction $336,000/$225,000, and (ii) his actual salary. The Agreement also provides for continued participation by Mr. Moody in various employee benefit plans, and for receipt of vacation benefits and other perquisites of employment.

                      HUMAN RESOURCES COMMITTEE REPORT ON
                            EXECUTIVE COMPENSATION


CORPORATE GOVERNANCE

    Executive compensation at Hannaford Bros. Co. is administered by the Human Resources Committee under principles and plans approved by the Board of Directors. The Committee, whose members are listed below, is composed entirely of non-employee Directors. The Committee reviews and approves all compensation arrangements for executive officers, including cash compensation, stock grants, employment/severance agreements and special benefits where applicable. Actions of the Committee are periodically reported to, and in appropriate cases ratified by, the Board. Consistent with applicable laws and regulations, several of the compensation plans administered by the Committee have been approved by the Company's shareholders.

    With imput from the full Board, the Committee reviews the performance of the Chief Executive Officer (the "CEO") and the Chairman of the Board (the "Chairman") on an annual basis. In setting executive compensation for the CEO and other senior officers, the Committee seeks to ensure that compensation is based on evaluations and judgments of performance, (Company, business unit where applicable, and individual), is competitive in the marketplace in which the Company competes for executives, and is aligned with the Company's business strategies and shareholder interests. The Committee retains independent consultants for advice on compensation matters and competitive practices. In exercising its judgment on compensation matters, the Committee also considers recommendations from management and the Board.

COMPENSATION PHILOSOPHY AND STRUCTURE

    Overall, the same principles that govern the compensation of other salaried associates apply to the compensation of the Company's executives. Within this framework, the Committee believes:

     (1) The interests of executives should be linked to those of shareholders through the risks and rewards of Company stock ownership and options.
     (2) In addition to rewards for annual results, executives should be rewarded for achieving sustained long term results consistent with Company goals set by the Board in its business planning process.
     (3) A significant portion of the executives' compensation should be tied to measures of performance of the business as a whole.
     (4) Executives should have a greater portion of their compensation at risk than other associates.
     (5) Special benefits and perquisites for management should be minimized and based on business necessity.

    To further the goal of aligning the interests of executives with those of shareholders, the Company has established stock ownership guidelines for executives as a multiple of salary depending upon position (CEO/Chairman 5, Senior Vice President 3, Vice President 2).

    The Committee reviews the Company's compensation practices annually. The Company sets compensation at levels it deems appropriate to attract, motivate and retain high quality individuals. It uses surveys as a competitive reference but does not determine its compensation practices according to surveys alone. Surveys contain data on a variety of food industry and other retail companies and are not tailored specifically for Hannaford. Therefore, the companies included in the surveys do not necessarily match the companies included in the stock price performance graph shown on page 15. As an additional reference, the Committee reviews a report each year comparing the executive pay levels and financial performance for the previous year for companies in the stock performance graph with comparable figures at Hannaford.

    Executive compensation is composed primarily of the following major elements; base salaries, annual incentives, stock options and other long term incentives, and retirement benefits. In determining appropriate salary levels, the Committee considers the entire compensation package because it strives to maintain a significant portion of compensation at risk. Base salaries for executives and other salaried associates are established within salary ranges that reflect the skills required and scope of responsibility for each position. The ranges are determined through competitive analyses and may be adjusted from year to year following a review of market data. Salary increases are based on individual contribution and competitive remuneration. Overall, 1995 base salary levels corresponded to approximately the median of survey companies. The salary of the CEO was below the median, reflecting a policy of paying a relatively greater portion of his compensation through performance-based awards rather than salary.

    The Committee pays annual incentives to executives through the ANNUAL INCENTIVE PLAN. Incentive awards are earned based on achievement of annual goals in terms of net income relative to annual profit objectives established by the Board of Directors. Individuals are assigned target awards expressed as a percentage of salary (50% for executive officers). Actual awards range from 0 - 125% of target depending upon overall company performance against the goal. No awards are earned, however, unless the Company attains at least 85% of the performance goal. Annual incentive awards are paid in cash to recipients after the close of the fiscal year. Although the Board can increase or decrease the payout to any participant if it determines that the actual award is inconsistent with the individual's performance, such adjustments have not been made for any named executive officer in the last three fiscal years.

    The Committee views stock options as an effective way to link the interests of associates with those of shareholders. The Committee grants stock options annually to executives and other salaried associates under the

1988 STOCK PLAN. These grants are based on stock option guidelines adopted by the Committee and expressed as a percentage of salary. Grant levels are compared each year to current surveys published by compensation consultants to ensure they are competitive. Together with salary and short and long term incentive plan awards, stock options are designed to produce an overall competitive pay package. If the Company achieves its short and long term goals, long term incentive plan awards and stock options are intended to comprise one-half of the CEO's and Chairman's compensation and one-third of other senior officers' compensation. Because the grants are regarded as part of a comprehensive and competitive annual compensation program, the Committee does not take into account grants made in prior years when making new grants. In addition to awarding stock options to executives, the Committee has extended stock options in recent years to pharmacists and key managers, including store managers. The award of options to store managers demonstrates the conviction of management and the Board that operating excellent stores is critical to the success of the Company and that store managers serve a major role in achieving that objective.

    Other long term incentives are provided through the 1993 LONG TERM INCENTIVE PLAN, which is designed to reward senior executives for sustained growth in earnings per share (EPS). Under this Plan, each year the Committee sets high and low performance goals for growth in EPS over a designated award period, currently three years to correspond to the Company's strategic planning cycle. The Committee designates a "basic award", expressed as a percentage of salary plus annual cash incentive earned during that period. If the Company meets the high performance goal, the actual award equals the basic award. If EPS are less than or equal to the low goal, the actual award is zero. A participant's actual award is determined by multiplying his or her basic award by a fraction, the numerator of which is the positive difference between actual EPS for the three years and the low performance goal, and the denominator of which is the difference between the high and low performance goals. If performance exceeds the high performance goal, the actual award may exceed the basic award, up to a Committee-imposed maximum of 150% of the basic award. It is the Committee's practice to pay approximately 50% of each award earned in the form of Company stock which must be held for three years. The balance of the award is paid in cash to meet income tax withholding requirements. Although the Board, prior to 1994, could increase or decrease the payout to any participant if it determined that the actual award was inconsistent with the individual's performance, such adjustments were not made for any named executive officer in the last three fiscal years. Effective in 1994, the Committee can only decrease an executive officer's payout if it determines his or her performance to be inconsistent with the amount of the award.

    Executives receive pension benefits under the same tax-qualified plan (the EMPLOYEES' RETIREMENT PLAN) available to other salaried associates of the Company. Current tax law imposes limits on pension benefits payable to executives from tax-qualified plans. The Company therefore maintains a non-qualified SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN generally to preserve the benefits that would otherwise be lost under the qualified plan. The amount of benefits payable under the supplemental plan equals the amount that would be payable under the Company's qualified plan if there were no limits in place, offset by the amount actually paid under the qualified plan.

    The Company maintains a number of other broad-based employee benefit plans in which salaried associates, including executives, are entitled to participate. Examples of such plans include the NORTHEAST AND SOUTHEAST SAVINGS AND INVESTMENT PLANS (401(k) Plans), the EMPLOYEE STOCK PURCHASE PLAN, and the Company's health and welfare benefit plans.

    Legislation enacted in 1993 imposed limits on the tax deductibility of executive compensation. The Committee's policy is to maximize the tax deductibility of executive compensation to the extent consistent with its responsibility to effectively compensate executives based on performance. To this end the Committee has taken action to ensure that awards under the 1988 STOCK PLAN and the 1993 LONG TERM INCENTIVE PLAN qualify as performance-based.


COMPENSATION ACTIONS IN 1995 FOR CEO AND RELATION TO COMPANY PERFORMANCE

    Hugh G. Farrington, President, received a 5.6% increase in salary to $375,000 per year, effective January 1, 1995. The increase was based upon 1) a review of competitive data, 2) the state of the regional economy, 3) his performance, 4) the desired mix of salary, short term and long term compensation, and 5) the merit increase program for executives and other salaried associates. While no particular weight was assigned to any one factor, the 5.6% increase reflects his performance and the desired compensation mix described below.

    Mr. Farrington's target annual incentive for 1995 was 50% of his salary representing a continuation of the level used in 1994. This target was established as a result of a comprehensive review of the Company's senior management compensation philosophy and mix conducted in 1993. The Company performed well in 1995 achieving 100% of its net income goal. Consequently, Mr. Farrington received an annual incentive payment of $188,288.

    Mr. Farrington's annual cash compensation for 1995 (the sum of salary and annual incentive) was $563,288. This represents a 3.9% increase over 1994.
By way of comparison, the Company's reported net income and earnings per share increased by 12.7% and 11.3%, respectively, over 1994.

    For the 1993-1995 award period, Mr. Farrington received a long term incentive payment of $134,290, paid 50% in the form of Company stock as described above. For each of the executive officers named in the Summary Compensation Table (including Mr. Farrington), award payouts under the Plan for the period reflected EPS growth that exceeded the low performance goal set by the Committee in 1992. Payouts were computed at 52.2% of the amount that would have been paid had the high performance goal been attained.

    Under the 1993 LONG TERM INCENTIVE PLAN, Mr. Farrington was granted an award to cover the three year performance period beginning in 1995. His basic award represents 16.67% of his cash compensation during this period if the Company achieves the cumulative EPS growth goal set for this award. The grant reflects a continuation of the level used in 1994.

    Mr. Farrington received a stock option grant in 1995 entitling him to purchase 31,543 shares of Hannaford stock at an option price equal to the fair market value of the stock on the date of grant. The size of the option grant was set at 225% of Mr. Farrington's salary, reflecting a continuation of the 1994 grant level.


CONCLUSION

    The Human Resources Committee believes that it is essential to attract and retain qualified executives to manage the Company's business. The Committee further believes that the caliber and motivation of its associates and the quality of their leadership are two of the most important factors affecting the Company's long term performance. To advance the long term interests of shareholders, the Human Resources Committee strives to adopt compensation programs that will (a) provide executives with direct and substantial incentives to achieve long term business objectives and (b) tie the executives' interests to the risks and rewards of owning Company stock. The Committee believes that the Company's compensation programs during 1995 have met the objectives identified above.

Respectfully submitted,


WILLIAM A. ANDRES, Chairman
BRUCE G. ALLBRIGHT
WILLIAM T. END
RICHARD K. LOCHRIDGE

                           MARKET PRICE PERFORMANCE
                         OF THE COMPANY'S COMMON STOCK

    The following graph provides information on the five-year cumulative total return on Hannaford Bros. Co. Common Stock as compared to the S&P 500 Index, and an index consisting of retail food and grocery companies having shares listed on a national securities exchange.



                                 DATA POINTS

                          1990     1991     1992     1993     1994    1995

Hannaford Bros. Co.        100      128      127      125      149     147
S&P 500                    100      130      140      155      157     215
Retail Food/Grocery        100      128      127      124      134     169



Assumes $100 invested on December 31, 1990 in Hannaford Bros. Co. Common Stock, the S&P 500 Index, and the retail food and grocery index, with reinvestment of all dividends.

    The retail food and grocery index includes the following companies:

     Albertson's, Inc.                 Riser Foods, Inc.
     American Stores Co.               Ruddick Corporation
     Food Lion, Inc.                   Safeway, Inc.
     Giant Food, Inc.                  Smith's Food and Drug Centers, Inc.
     Great Atlantic & Pacific Tea Co.  Stop and Shop Companies, Inc.
     Hannaford Bros. Co.               Vons Companies, Inc.
     Kroger Company                    Weis Markets, Inc.
     Marsh Supermarkets, Inc.          Winn Dixie Stores, Inc.
     Penn Traffic Company


    The list of companies included in the retail food and grocery index was revised this year. One company, Bruno's, Inc., which was previously included in the retail food/grocery index, is no longer a publicly traded company.

    For purposes of computing this index, the returns of each company have been weighted according to the companies' respective stock market capitalizations.

                           OTHER MATTERS RELATING TO
                     THE COMPANY'S DIRECTORS AND OFFICERS

REPORTS OF DIRECTORS, OFFICERS AND CERTAIN SHAREHOLDERS

    Under Section 16(a) of the Securities Exchange Act of 1934, certain persons associated with the Company (directors, executive officers, and beneficial owners of more than 10% of the outstanding Common Stock) are required to file with the Securities and Exchange Commission and the New York Stock Exchange various reports disclosing their ownership of Company securities and changes in such ownership. To the Company's knowledge, all requisite reports were filed in a timely manner, except that Mr. Strickland, a Director, failed to timely report one purchase of 2,000 shares of Hannaford Common Stock. This transaction has since been reported.

AGREEMENT WITH SOBEY PARTIES

    Since September 16, 1981, the Company and the Sobey Parties have been parties to an agreement (the "Standstill Agreement"), which has been amended and extended from time to time. On February 4, 1988, the Company and the Sobey Parties further extended the term of such agreement and amended various terms thereof.

    Under the Standstill Agreement as amended and extended, the Sobey Parties have agreed not to increase their percentage ownership of the Company's voting stock above the current level of approximately 25.6% of the outstanding shares, except in certain circumstances specified by the Standstill Agreement. The Sobey Parties have also agreed that they will not purchase any shares of the Company's voting stock except as contemplated by the Standstill Agreement, engage in a proxy contest relating to election of the Company's directors or certain other matters or enter into a voting trust agreement for the purpose of acquiring control of the Company. In addition, the Sobey Parties are restricted in their right to sell shares of the Company's voting stock owned by them.

    Under the Standstill Agreement, the Sobey Parties have certain rights to purchase securities from the Company to maintain their percentage ownership of the Company's voting stock and to maintain specified percentage ownership margins between their percentage ownership and that of the next largest shareholder. The specified margin is 13.5% (an arbitrary ownership margin negotiated by the parties at the time of the original Standstill Agreement), except that the margin is reduced to 5% in the case of certain shareholders that enter into separate standstill agreements with the Company. In the event that the Standstill Agreement permits the Sobey Parties to increase their percentage ownership in excess of approximately 25.6%, the Sobey Parties are required to place such excess shares in a voting trust pursuant to which the shares will be voted in proportion to the votes of small shareholders (generally, the holders of 5% or less of the Company's voting stock who are not affiliated with management of the Company). In cases where the Sobey Parties are entitled to purchase more than $5 million of shares from the Company, the Sobey Parties have certain rights to defer the purchase of their shares over specified periods of time ranging from 90 days to three years.
The Company has agreed to use its best efforts to cause two nominees of the Sobey Parties to be elected as Directors of the Company. Presently, David F. Sobey and James W. Gogan serve as the Sobey Parties' designees on the Board. The Company has also agreed to certain restrictions on its ability to issue voting stock in connection with business acquisitions or otherwise to place large blocks of voting stock in the hands of a single person or group. In general, the Company has agreed not to sell voting stock to any person or group that owns, or would thereby own, more than 10% of the outstanding voting stock, except with the Sobey Parties' prior consent. In the case of business acquisitions, such limit is increased to 15%, provided that the Company obtains standstill agreements with such person or group and its controlling person, if any. The Sobey Parties also have a right to prevent the Company from entering into business acquisitions involving the issuance of as many shares of the Company's voting stock as the Sobey Parties then own. Such right is conditional on the Sobey Parties' delivery, at that time, of an offer to sell all of their shares to the Company at specified market prices (generally, the same prices being paid by third parties for the Company's stock).

    The Standstill Agreement will expire December 31, 1996, unless further extended. The Agreement provides that its term will be automatically renewed for successive one-year periods (but not beyond December 31, 1997) unless by July 31 of a given year either the Company or any of the Sobey Parties gives written notice of an intention not to further extend the term of the Agreement. The Sobey Parties have certain rights to terminate the Standstill Agreement, including the right to terminate in the event of certain tender offers by third parties or the accumulation of 25% or more of the outstanding voting shares of the Company by a third party.

OTHER

    Peter B. Webster, Clerk and Assistant Secretary of the Company, and Gregory S. Fryer, Assistant Secretary of the Company, are partners in the law firm of Verrill & Dana, outside counsel to the Company.


                        RATIFICATION OF APPOINTMENT OF
                        INDEPENDENT PUBLIC ACCOUNTANTS

    Coopers & Lybrand L.L.P. were auditors for the fiscal year ended December 30, 1995, and subject to ratification by shareholders, have been appointed to serve as auditors for the fiscal year ending December 28, 1996.

    Representatives of Coopers & Lybrand L.L.P. are expected to attend the Meeting and to respond to appropriate questions from shareholders. The representatives will have the opportunity to make a statement if they so desire.

                          SHAREHOLDER PROPOSALS

    To be eligible for inclusion in the proxy materials for the 1997 Annual Meeting, a shareholder proposal for action to be taken at such Meeting must be in proper written form addressed to the attention of the Chairman of the Board and received at the Company's principal executive offices before November 28, 1996.

    The Company's Bylaws provide that any shareholder wishing to propose one or more candidates for election as a Director at the Annual Meeting of Shareholders in a given year shall, not earlier than January 1 nor later than February 28 of that year, provide written notice of such intended nomination to the Secretary of the Company. Such notice shall identify each proposed nominee and shall set forth the same information regarding the shareholder and each nominee as would be required to be set forth in a proxy statement under the proxy rules of the Securities and Exchange Commission. Upon receipt of such notice, the Secretary shall forward a copy thereof to the Corporate Governance Committee, which may consider whether to endorse the proposed candidate(s). A shareholder who has satisfied these notice requirements shall thereafter be entitled at the next Annual Meeting of Shareholders to place in nomination any nominee so described, regardless of whether the Committee or the Board of Directors has chosen to endorse the proposed candidate. This procedure for nominations by shareholders is not intended to relieve any person from obligations imposed under the proxy rules of the Securities and Exchange Commission, or to obligate the Company to include in its proxy statement a description of an intended Director nomination by a shareholder.

                                   GENERAL

    A copy of the Company's Annual Report for the fiscal year ended December 30, 1995, including financial statements, is enclosed herewith. It is not to be regarded as proxy soliciting material. The cost of soliciting proxies on behalf of the Board of Directors will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally, or by telephone or other means of communication, by employees of the Company, none of whom will receive additional compensation for such services or be specially hired for such purposes. The Company will reimburse brokers and other custodians, nominees and fiduciaries for out-of-pocket expenses reasonably incurred for sending proxy materials to principals and obtaining their proxies. The Company's transfer agent, Continental Stock Transfer & Trust Company, will assist in the distribution of proxy material to nominee accounts and will obtain their proxies. It is estimated that the fees and out-of-pocket expenses of such firm, payable by the Company in connection with the solicitation, will be approximately $1,000.

    The Board of Directors is not aware of any matters to be brought before the Meeting other than those set forth in this Proxy Statement. If any further business is properly presented at the Meeting, the persons named in the proxies will vote all shares represented according to their best judgment.

                           By order of the Board of Directors

                                                               Clerk

PROXY CARD-----(FRONT)-------

                             HANNAFORD BROS. CO.
        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned appoints James L. Moody, Jr., Hugh G. Farrington and Blythe
J. McGarvie, or any one of them, proxies with full power of substitution, to represent and vote all the shares of Common Stock of Hannaford Bros. Co. held by the undersigned, at the Annual Meeting of Shareholders to be held May 14, 1996, or any adjournment thereof.

1.  TO ELECT FIVE CLASS III DIRECTORS
    FOR all nominees listed below (except as marked to the contrary below) WITHHOLD AUTHORITY to vote for all nominees listed below
    (INSTRUCTION:  To withhold authority to vote for any individual nomi-
                   nee strike a line through the nominee's name below) Robert D. Bolinder, Laurel Cutler, Richard K. Lochridge, Renee M. Love or James L. Moody, Jr.


2.  TO RATIFY THE APPOINTMENT OF AUDITORS       FOR    AGAINST    ABSTAIN

3. In their discretion, upon such other matters as may properly come before the meeting.


                          (To be signed on other side)

                                              --------(BACK)---------

                                              THIS PROXY WHEN PROPERLY
                                              EXECUTED WILL BE VOTED IN THE
                                              MANNER DIRECTED HEREBY BY THE
                                              UNDERSIGNED SHAREHOLDER.  IF NO
                                              DIRECTION IS MADE, THIS PROXY
                                              WILL BE VOTED "FOR" PROPOSALS 1
                                              and 2.

                                                 The undersigned hereby
                                              revokes any proxy previously
                                              given and acknowledges receipt
                                              of the Notice of, and Proxy
                                              Statement for, the aforesaid
                                              meeting and a copy of the 1995
                                              Annual Report.

                                              Dated                     1996


                                               Signature(s)



                                               Signature(s)

                                              Executors, administrators,
                                              trustees, partners, guardians,
                                              attorneys and corporate
                                              officers should add their
                                              titles as such.

                                              PLEASE MARK, SIGN AS YOUR NAME
                                              APPEARS ABOVE, DATE AND RETURN
                                              THE PROXY CARD PROMPTLY, USING
                                              THE ENCLOSED ENVELOPE